                                                                    EXHIBIT 10.2

February 25, 2003

Mr. Edward H. West
ICG Commerce
610 Old York Road
Jenkintown, PA 19046

Dear Ed,

Internet Capital Group ("ICG") is pleased that you have accepted the position of Chief Executive Officer of ICG Commerce ("ICGC"), one of our most important partner companies. We are confident that the experience, talents, and leadership you bring to this position will be a significant factor in the success of ICGC, benefiting all stakeholders, including ICG.

To recognize your contributions to ICG and to motivate you to accept the position of CEO with ICGC, ICG hereby agrees to provide the following package of termination benefits subject to certain terms and conditions noted below, including your execution of this letter agreement and the release attached hereto and incorporated herein by reference (the "Release"):

    - EMPLOYMENT STATUS - Your status as a regular employee of ICG has terminated effective January 1, 2003. You agree that such termination was by mutual agreement and not by ICG and not by you for Good Reason (as such term is defined in the Severance and Change in Control Agreement dated January 1, 2002 between you and ICG (the "Employment Agreement")) and that, therefore, you are not entitled to any severance as a result of such termination.

    - ICG RESTRICTED SHARES - You received as of your date of termination accelerated full vesting of all unvested ICG restricted shares (750,000) you have previously been granted.

    - ICG STOCK OPTIONS - All ICG stock options previously granted to you that as of your termination date are either 1) unvested or 2) vested with an exercise price greater than $3.04 have been or will be cancelled. Therefore, you will retain the right to exercise the following fully vested stock options according to the terms of the grant and the period to exercise provision noted below:

                  - 200,000 stock options granted on December 21, 2000 with an exercise price of $3.0312

                  - 312,500 stock options granted on April 23, 2001 with an exercise price of $2.09

                  - 265,625 stock options granted on July 25, 2001 with an exercise price of $1.40

    - PERIOD TO EXERCISE VESTED AND RETAINED STOCK OPTIONS - The period to exercise vested and retained stock options noted above will be extended so as to terminate on December 31, 2006.

    - 2002 ANNUAL BONUS -ICG has paid you $300,000 under the ICG 2002 Annual Bonus Plan less required tax withholdings and other deductions authorized by you.

    -    REEMPLOYMENT - ICG shall have no obligation to re-employ you.

    - RESTRICTIVE COVENANT - You agree that Sections 1, 8, 9, 14 and 18 of the Employment Agreement and the Restrictive Covenant Agreement between you and ICG, as amended by the Employment Agreement shall remain in full force and effect during the term of your employment with ICGC or any of its affiliates as if you were still an ICG employee during such period provided that your services for ICGC (or any successor following a Change in Control, as defined in the ICGC Employee Liquidity Plan) shall not constitute a breach of any covenant not to compete.

    - EMPLOYMENT AGREEMENT - Except as set forth in the preceding paragraph, the Employment Agreement is hereby terminated as of January 1, 2003.

    - NO MITIGATION - You shall not be required to mitigate the amount of any payment provided for in this letter agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

    - PLANS AND BENEFITS - You are entitled to all benefits under the ICG retirement, welfare benefit and perquisite plans in which you participated that were accrued as of the date of your termination and to all reimbursable expenses that were incurred on or prior to the date of your termination, in each case only to the extent that such benefits or expenses have not yet been paid by ICG.

    - GROSS-UP PAYMENT - In the event of a Change in Control (as such term is defined in the Employment Agreement) occurs on or prior to January 22, 2004 and it is finally determined that any payment or distribution by ICG to you or for your benefit paid or payable or distributed or distributable pursuant to the terms of this letter agreement (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Coe of 1986, as amended (the "Code"), you shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be in an amount such that you will be in the same after-tax position as if no excise tax under the Code had been imposed. In the event that the after-tax benefit would not meet this threshold the Payment will be reduced in such amount as is reasonably deemed necessary by ICG so that no excise ax is imposed. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax and employment taxes a the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your current residence, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. All determinations to be made under this section shall be made by a nationally recognized independent public accountant selected by ICG (which may be ICG's auditors) (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to ICG and you within ten days of the Change of Control. Any such determination by the Accounting Firm shall be binding on ICG and you for purposes of any dispute between the parties hereto. All fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by ICG. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that the Gross-Up Payment made will have been an amount less than ICG should have paid pursuant to this section (the "underpayment") or an amount greater than ICG should have paid pursuant to this section (the "Overpayment"). In the event that it is finally determined that an Underpayment exists and you are required to make a payment of any excise tax or related to, the Gross-Up Payment shall be adjusted accordingly and the shortfall shall be promptly paid by ICG to you or for your benefit. In the event that it is finally determined that an Overpayment exists and ICG paid a Gross-Up Payment to you in excess of the amount of the Gross-Up Payment to which you are actually entitled to hereunder, such excess shall promptly be reimbursed by you to ICG. ICG agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

    - INDEMNIFICATION - You shall be indemnified with respect to actions taken while serving as ICG's Chief Financial Officer, President and Chief Operating Officer to the same extent and in the same manner as other senior executive of ICG.

    - SUCCESSOR COMPANY - ICG shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ICG, to assume ICG's obligations under this letter agreement.

    - CONDITIONS AND RELIANCE - These benefits are expressly conditioned upon your execution of the Release and this letter agreement. You acknowledge that any of the consideration described herein that has been provided to you prior to the date hereof has been provided in reliance on your agreement to execute and comply with each of this letter agreement and the Release.

    - NO OTHER OBLIGATIONS - Except as set forth herein, it is expressly agreed and understood by you that ICG does not have, and will not have, any obligation to provide you at any time in the future with any payments, benefits or consideration.

ICG appreciates the dedication, many contributions, and hard work you have demonstrated since you joined us. We have confidence in your leadership of ICGC and believe that this agreement will provide you the financial protection and rewards for driving the successes of both ICGC and ICG.

If the foregoing terms are acceptable to you, please sign below and return a copy of this letter to me.

Sincerely,

/s/ Walter W. Buckley
---------------------
    Walter Buckley
    Chairman and Chief Executive Officer

Accepted and agreed this 27th day of April, 2003.

/s/ Edward H. West
------------------
    Edward H. West

                                     Release

         THIS RELEASE (this "Release") is made as of this 23rd day of January, 2003, by and between Internet Capital Group, Inc. (the "Company") and Edward H. West ("Executive").

         WHEREAS, Executive and the Company entered into that certain Severance and Change in Control Agreement, dated January 1, 2002; and

         WHEREAS, Executive has voluntarily resigned and terminated his employment with the Company;

         NOW, THEREFORE, in consideration of the payments and other benefits provided or to be provided to Executive pursuant to the attached letter agreement between the Company and Executive dated January 23, 2003, which is incorporated herein by reference (the "Letter Agreement") the parties, intending to be legally bound, hereby agree as follows:

                  1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, absolute or contingent, known or unknown, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time up to and including the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. Section 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.
         Section 1001 et seq., Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs but not including such claims to payments, benefits and other rights provided Executive pursuant to the Letter Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment.

                  2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity other than ICG Commerce at any time in the future, and that the Company has no obligation to employ him in the future.

                  3. Executive represents that he does not have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates except as required to fulfill his duties as CEO of ICG Commerce. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment and business cards supplied by the Company. As of the date of Executive's termination of employment, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

                  4. The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

                  5.       Executive certifies and acknowledges as follows:

                  (a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release;

                  (b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

                  (c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

                  (d) That he does not waive rights or claims that may arise after the date this Release is executed;

                  (e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date indicated below after concluding that this Release is satisfactory to him.

                  6. This Release will be governed by and construed according to the laws of the Commonwealth of Pennsylvania. This Release is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us, other than any existing restrictive covenant agreement between the Company and Executive and the Letter Agreement. No waiver by the Company of any right under this Release shall be construed as a waiver of any other right. No modification of or amendment to this Release, nor any waiver of any rights under this Release, will be effective unless in writing and signed by the party to be charged.

IN WITNESS WHEREOF Executive and the Company have executed this Release as of the date set forth above.

                                                  Witness: /s/ Michael J. Shim
                                                           -------------------
/s/ Edward H. West                                             Michael J. Shim
------------------
    Edward H. West

INTERNET CAPITAL GROUP, INC.

By: /s/ Walter W. Buckley, III                    Witness: /s/ Luann M. Taiariol
    --------------------------                             ---------------------
Name: Walter W. Buckley, III                                   Luann M. Taiariol
Title: Chief Executive Officer